Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors
BlueFire Equipment Corporation

We hereby consent to the inclusion in this Registration Statement of BlueFire Equipment Corporation on Form S-1 (Amendment No. 2) of our audited report dated May 14, 2012, for the consolidated balance sheet of BlueFire Equipment Corporation as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2011 and 2010 appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP
Houston, Texas
July 10, 2012